EXHIBIT NO. 99.1

[LOGO]

News Release

Media Contact: Alan H. McCoy, Vice President, Public Affairs (513) 425-2826

Investor Contact: Albert E. Ferrara, Jr., Acting Chief Financial Officer (513) 425-2888

Albert E. Ferrara, Jr. Named Acting Chief Financial Officer of AK Steel

MIDDLETOWN, OH, September 22, 2003 – AK Steel (NYSE: AKS) said today that Albert E. Ferrara, Jr., 55, has been named acting chief financial officer. Mr. Ferrara joined AK Steel in June 2003 as director, strategic planning.

Mr. Ferrara came to AK Steel from NS Group, Inc., a tubular products producer, where he was vice president, corporate development. Prior to that, Mr. Ferrara had 30 years of experience with USX Corporation in a variety of managerial, financial and operations positions, including an assignment in London with USX’s Marathon Oil. He also held positions in U.S. Steel’s domestic and international operations, including president, Realty Development Division, vice president, strategic planning, and senior vice president and treasurer.

Mr. Ferrara holds a Bachelor of Science degree in finance and a Juris Doctorate, both from the University of Virginia.

AK Steel produces flat-rolled carbon, stainless and electrical steel products for automotive, appliance, construction and manufacturing markets, as well as tubular steel products. The company has more than 10,000 employees in plants and offices in Middletown, Coshocton, Mansfield, Walbridge and Zanesville, Ohio; Ashland, Kentucky; Rockport and Columbus, Indiana; and Butler, Pennsylvania. In addition, the company produces snow and ice control products and operates an industrial park on the Houston, Texas ship channel.

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